                                     Filed Pursuant to Rule 424(b)(2)
                                     Registration No. 333-91210 and 333-91210-02

             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 3, 2002

[CHEVRONTEXACO LOGO]

                                  $750,000,000

                          CHEVRONTEXACO CAPITAL COMPANY

                        3.375% Guaranteed Notes Due 2008

                          Unconditionally Guaranteed by

                            CHEVRONTEXACO CORPORATION

     The notes will mature on February 15, 2008. ChevronTexaco Capital Company will pay interest on the notes on February 15 and August 15 of each year starting on August 15, 2003. ChevronTexaco Capital will have the right to redeem the Notes in whole or in part at any time prior to maturity at the redemption price described in this prospectus supplement.

     The notes will be evidenced by global notes deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described in this prospectus supplement, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including Clearstream Banking, societe anonyme, and the Euroclear System.

     The underwriters are offering the notes for sale both inside and outside the United States.

                                                                    PROCEEDS TO
                                  PRICE TO       UNDERWRITING      CHEVRONTEXACO
                                  PUBLIC(1)      COMMISSIONS        CAPITAL(1)
                                  ---------      -----------        ----------
Per note .....................         99.917%           0.35%           99.567%
Total ........................  $ 749,377,500    $  2,625,000     $ 746,752,500

---------
(1) Plus accrued interest, if any, from February 12, 2003.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The underwriters have agreed to purchase the notes on a firm commitment basis. It is expected that delivery of the notes will be made through the facilities of DTC on or about February 12, 2003, in New York, New York.

                              ---------------------
GOLDMAN, SACHS & Co.             LEHMAN BROTHERS            SALOMON SMITH BARNEY

ABN AMRO INCORPORATED                             BANC OF AMERICA SECURITIES LLC
BANC ONE CAPITAL MARKETS, INC.                         BLAYLOCK & Partners, L.P.
BNP PARIBAS                                            LOOP CAPITAL MARKETS, LLC
MERRILL LYNCH & CO.                                               MORGAN STANLEY
MURIEL SIEBERT & CO., INC.                                   RAMIREZ & CO., INC.
SG COWEN                                        THE WILLIAMS CAPITAL GROUP, L.P.

           The date of this prospectus supplement is February 6, 2003.

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                            Page
                                                                            ----
Description of the Notes ................................................   S-3
Taxation ................................................................   S-8
ChevronTexaco Corporation ...............................................   S-12
ChevronTexaco Capital Company ...........................................   S-12
Information Incorporated by Reference ...................................   S-12
Where You Can Find More Information .....................................   S-13
Underwriting ............................................................   S-13
Legal Opinions ..........................................................   S-16
Experts .................................................................   S-16

                                   PROSPECTUS

Debt Securities .........................................................     1
About This Prospectus ...................................................     2
Where You Can Find More Information .....................................     2
Information Incorporated by Reference ...................................     3
ChevronTexaco Corporation ...............................................     3
Chevron Capital U.S.A. Inc. .............................................     4
Chevron Capital Corporation .............................................     4
Chevron Canada Capital Company ..........................................     4
ChevronTexaco Capital Company ...........................................     4
ChevronTexaco Funding Corporation .......................................     4
Use of Proceeds .........................................................     4
Forward-Looking Statements ..............................................     5
Description of the Securities ...........................................     6
Description of the Indentures ...........................................     7
    Covenants of ChevronTexaco ..........................................     7
    Events of Default ...................................................     10
    Modifications of the Indenture ......................................     11
    Defeasance and Discharge ............................................     12
    Governing Law .......................................................     12
    Concerning the Trustees .............................................     12
    Guarantee ...........................................................     13
    Successors to Subsidiary Issuers ....................................     13
Plan of Distribution ....................................................     14
Legal Opinions ..........................................................     14
Experts .................................................................     14

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. CHEVRONTEXACO AND CHEVRONTEXACO CAPITAL HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS CURRENT ONLY AS TO THE DATE APPEARING AT THE BOTTOM OF THE COVER.

    THE NOTES ARE BEING OFFERED GLOBALLY FOR SALE IN THOSE JURISDICTIONS IN THE UNITED STATES, EUROPE, ASIA AND ELSEWHERE WHERE IT IS LAWFUL TO MAKE SUCH OFFERS. THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE OFFERING OF THE NOTES IN SOME JURISDICTIONS MAY BE RESTRICTED BY LAW. IF YOU POSSESS THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, YOU SHOULD FIND OUT ABOUT AND OBSERVE THESE RESTRICTIONS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED OR WHERE THE PERSON MAKING THE OFFER OR SALE IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS NOT PERMITTED TO MAKE SUCH OFFER OR SALE. SEE "UNDERWRITING" COMMENCING ON PAGE S-13 OF THIS PROSPECTUS SUPPLEMENT FOR MORE INFORMATION.

                            DESCRIPTION OF THE NOTES

GENERAL

     The 3.375% Guaranteed Notes Due 2008 are being issued under an Indenture dated as of July 15, 2002 among ChevronTexaco Capital, ChevronTexaco, as guarantor, and JPMorgan Chase Bank, as trustee. Provisions of the indenture are more fully described under "Description of the Indentures," commencing on page 7 of the accompanying prospectus. The notes will be originally issued in fully registered book-entry form and will be represented by one or more global notes registered in the name of The Depository Trust Company, as depository, or its nominee. Upon any exchange under the provisions of the indenture of the global notes for notes in definitive form, such definitive notes shall be issued in authorized denominations of $1,000 or any integral multiple thereof.

     The notes will mature on February 15, 2008. Interest on the notes will accrue from February 12, 2003 and will be payable on August 15, 2003 and on each February 15 and August 15 thereafter. Interest on each note will be computed on the basis of a 360-day year of twelve 30-day months. Payments of interest and principal on the notes will be made to the persons in whose name the notes are registered on the date which is fifteen days prior to the relevant payment date. As long as the notes are in the form of global notes, all payments of principal and interest on the notes will be made by the trustee to the depository or its nominee in immediately available funds.

     For United States federal income tax purposes, no information will be provided to holders of the notes regarding the source of interest on the notes (whether from sources within the United States or sources without the United States) for any period. ChevronTexaco Capital will treat the interest on the notes as interest from sources within the United States for purposes of the information reporting and withholding tax rules applicable to payments to non-United States persons. Accordingly, non-United States persons generally will be required to comply with certain United States tax certification requirements in order to prevent application of a 30 percent United States withholding tax to payments of interest on the notes. See "Taxation - United States Taxation."

REDEMPTION

     ChevronTexaco Capital has the option to redeem the notes, in whole or in part, at any time at a redemption price equal to the greater of

     (1) 100% of the principal amount of the notes being redeemed and

     (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date), discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as hereinafter defined), plus interest accrued on the notes being redeemed to the redemption date. The redemption price is calculated assuming a 360-day year consisting of twelve 30-day months.

     "Adjusted Treasury Rate" is to be determined on the third business day preceding the redemption date and means

     (1) the arithmetic mean of the yields under the heading "Week Ending" published in the Statistical Release (as hereinafter defined) most recently published prior to the date of determination under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining term, as of the redemption date, of the notes being redeemed plus

     (2) 0.10%.

     If no maturity set forth under such heading exactly corresponds to the remaining term of the notes being redeemed, yields for the two published maturities most closely corresponding to the remaining term of the notes being redeemed will be calculated as described in the preceding sentence, and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding each of the relevant periods to the nearest month.

     "Statistical Release" means the statistical release designation "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the notes, then such other reasonably comparable index as ChevronTexaco Capital shall designate.

     ChevronTexaco Capital will mail notice of any redemption to each holder of notes to be redeemed at least 30 days but not more than 60 days before the redemption date.

     Unless ChevronTexaco Capital defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

BOOK-ENTRY SYSTEM

     The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of a nominee of DTC. Except as hereinafter set forth, the notes will be available for purchase in book-entry form only. The term "depository" as used in this prospectus supplement refers to DTC or any successor depository.

     Investors may elect to hold interests in the global notes either through DTC or through Clearstream Banking, societe anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for Euroclear.

     Neither ChevronTexaco Capital nor the trustee will have any responsibility, obligation or liability to any participant, to any indirect participant or to any beneficial owner with respect to

     . the accuracy of any records maintained by DTC, Cede & Co., any participant or any indirect participant,

     . the payment by DTC or any participant or indirect participant of any amount with respect to the principal of or interest on the notes,

     . any notice which is permitted or required to be given to registered owners of notes under the indenture or

     . any consent given or other action taken by DTC as the registered owner of the notes, or by participants as assignees of DTC as the registered owner of each issue of notes.

     Euroclear and Clearstream are indirect participants in DTC.

     The Depository Trust Company

     DTC has advised ChevronTexaco Capital as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of persons who have accounts with DTC, who are referred to as participants, and to facilitate the clearance and settlement of securities transactions among participants in such securities through electronic book-entry changes in the accounts of such participants. Participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which are referred to as indirect participants. Persons who are not participants may beneficially own securities held by the depository only through participants or indirect participants.

     DTC also advises that pursuant to procedures established by it, upon issuance by ChevronTexaco Capital of the notes represented by the global notes, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the notes represented by such global notes to the accounts of participants. The accounts to be credited will be designated by the underwriters. Ownership of beneficial interests in notes represented by the global notes will be limited to participants or persons that hold interests through participants. Ownership of such beneficial interests in notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depository (with respect to interests of participants), or by participants or persons that may hold interests through such participants (with respect to persons other than participants).

     So long as the depository or its nominee is the registered owner of a global note, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented thereby for all purposes under the indenture. Except as hereinafter provided, owners of beneficial interests in the global notes will not be entitled to have the notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of such notes in definitive form and will not be considered the owners or holders thereof under the indenture. Unless and until a global note is exchanged in whole or in part for individual certificates evidencing the notes represented thereby, such global note may not be transferred except as a whole by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee of the depository to a successor depository or any nominee of such successor depository.

     Payments of principal of and interest on the notes represented by a global note will be made to the depository or its nominee, as the case may be, as the registered owner of the notes. ChevronTexaco Capital has been informed by DTC that, with respect to any payment of principal of and interest on the global notes, DTC's practice is to credit participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by participants to owners of beneficial interests in the notes will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in notes represented by the global notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     ChevronTexaco Capital will recognize DTC or its nominee as the sole registered owner of the notes for all purposes, including notices and consents. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory and regulatory requirements as may be in effect from time to time.

     So long as the notes are outstanding in the form of global notes registered in the name of DTC or its nominee Cede & Co.,

     . all payments of interest on and principal of the notes shall be delivered only to DTC or Cede & Co.;

     . all notices delivered by ChevronTexaco Capital or the trustee pursuant to the indenture shall be delivered only to DTC or Cede & Co. and

     . all rights of the registered owners of notes under the indenture, including, without limitation, voting rights, rights to approve, waive or consent, and rights to transfer and exchange notes, shall be rights of DTC or Cede & Co.

     The beneficial owners of the notes must rely on the participants or indirect participants for timely payments and notices and for otherwise making available to the beneficial owner rights of a registered owner. No assurance can be provided that in the event of bankruptcy or insolvency of DTC, a participant or an indirect participant through which a beneficial owner holds interests in the notes, payment will be made by DTC, such participant or such indirect participant on a timely basis.

     The rules applicable to DTC are on file with the Securities and Exchange Commission, and the procedures of DTC to be followed in dealing with participants and indirect participants are on file with DTC.

     If the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by ChevronTexaco Capital within 90 days, ChevronTexaco Capital will issue individual notes in definitive form in exchange for the global notes. In addition, ChevronTexaco Capital may at any time and in its sole discretion determine not to have the notes in the form of a global security, and, in such event, ChevronTexaco Capital will issue individual notes in definitive form in exchange for the global notes. In either instance, ChevronTexaco Capital will issue notes in definitive form, equal in aggregate principal amount to the global notes, in such names and in such principal amounts as the depository shall direct. Notes so issued in definitive form will be issued as fully registered notes in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000.

     Clearstream Banking, societe anonyme

     Clearstream has advised ChevronTexaco Capital that it is incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Cedel International societe anonyme, and Deutsche Borse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.

     Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of the Euroclear System, to facilitate the settlement of trades between Clearstream and Euroclear.

     As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks, and may include the underwriters for the notes. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC. Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

     Euroclear System

     The Euroclear System has advised ChevronTexaco Capital that it was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

     The Euroclear System is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance System plc, a U.K. corporation (the "Euroclear Clearance System"). The Euroclear Operator conducts all operations and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Euroclear Clearance System. The Euroclear Clearance System establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

     The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulates and examines the Euroclear Operator.

     The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

     .    transfers of securities and cash within the Euroclear System;

     .    withdrawals of securities and cash from the Euroclear System; and

     .    receipts of payments with respect to securities in the Euroclear
          System.

     All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding securities through Euroclear participants. Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

CLEARANCE AND SETTLEMENT PROCEDURES

     Settlement for the notes will be made by the underwriters in immediately available funds.

     DTC, Clearstream and Euroclear, as applicable, have advised ChevronTexaco Capital as follows: Secondary trading in the notes between DTC participants will trade in DTC's same-day funds settlement system until maturity, and will therefore be required by DTC to settle in immediately available funds. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary. However, a cross-market transfer will require delivery of instructions to the relevant European international clearing system, by the counterparty in such European international clearing system, in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

     Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Credits or any transactions of the type described above settled during subsequent securities settlement processing will be reported to the relevant Euroclear or Clearstream participants on the business day that the processing occurs. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures. The foregoing procedures may be changed or discontinued at any time.

                                    TAXATION

UNITED STATES TAXATION

     The following is a summary of the principal United States federal tax consequences with respect to the purchase, ownership and disposition of a note. For purposes of this discussion, the term "United States holder" refers to a holder of a note that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, the term "United States holder" includes a trust which has elected under applicable United States Treasury Department regulations to retain its pre-August 20, 1996 classification as a United States person. The term "non-United States holder" refers to a holder of a note that is not a United States holder. This summary is based on facts as they exist and laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, and is included for general information only and may not apply to all holders. Prospective purchasers of notes should consult their own tax advisors in determining the United States and any other tax consequences to them of the purchase, ownership and disposition of notes or beneficial interests in notes.

     Source of Interest Income on the Notes

     Under current United States federal income tax law, the determination of whether interest on the notes constitutes income from sources within the United States (domestic source) or from sources without the United States (foreign source) will be made annually and will generally depend upon the business and operations of ChevronTexaco Capital and certain of its affiliates. As a result, ChevronTexaco Capital gives no assurances as to whether interest income on the notes is or will be domestic or foreign source for United States federal income tax purposes for any particular period and will not be providing holders of the notes any information in this regard. Accordingly, prospective purchasers of notes for whom the source of interest income on the notes is material are strongly urged to consult their tax advisors as to the United States federal income tax consequences of investing in the notes.

     United States Holders

     Interest paid on the notes will be taxable to a United States holder as ordinary interest income at the time that such interest is accrued or (actually or constructively) received in accordance with the holder's method of accounting and in the amount of each payment.

     Upon the sale, exchange or redemption of a note, a United States holder will recognize a gain or loss, if any, for United States federal income tax purposes equal to the difference between the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest, which will be taxable as such) on the sale, exchange or redemption and the United States holder's tax basis in the note. Such gain or loss generally will be capital gain or loss if the note is a capital asset.

     A backup withholding tax and information reporting requirement are applicable to certain non-corporate United States holders with respect to payments of principal and interest on, and the proceeds of the sale of, the notes unless such United States holder makes certain written certifications and provides certain identifying information in accordance with applicable requirements or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a holder would be allowed as a refund or a credit against such United States holder's federal income tax provided that the required information is furnished to the United States Internal Revenue Service.

     Non-United States Holders

     ChevronTexaco Capital will treat the interest on the notes as interest from sources within the United States for purposes of information and withholding tax rules applicable to payments to non-United States holders. Accordingly, non-United States holders who do not satisfy the certification requirements described below will be subject to a 30 percent United States withholding tax.

     Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

          (i) payments of principal and interest by ChevronTexaco Capital or any of its paying agents to any holder of a note that is a non-United States holder will not be subject to United States federal withholding tax if, in the case of interest, either the interest is foreign source or (a) the beneficial owner of the note does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of ChevronTexaco entitled to vote, (b) the beneficial owner of the note is not a controlled foreign corporation that is related to ChevronTexaco through stock ownership and (c) either (A) the beneficial owner of the note certifies to ChevronTexaco Capital or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address (generally on Internal

     Revenue Service Form W-8BEN) or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the note certifies to ChevronTexaco Capital or its agent under penalties of perjury that the certification described in (c)(A) above has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes ChevronTexaco Capital or its agent with a copy thereof;

          (ii) a non-United States holder of a note will not be subject to United States federal income tax on any gain realized on the sale, exchange or redemption of a note unless the gain is effectively connected with the holder's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

          (iii) a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if at the time of such death either interest income on the note was foreign source or (a) the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of ChevronTexaco entitled to vote and (b) the income on the note would not have been effectively connected with a United States trade or business of the individual.

     In certain circumstances, United States Treasury Department regulations provide alternative methods for satisfying the certification requirement described in clause (i)(c) above, including circumstances involving payments to "qualified intermediaries." These regulations also generally require, in the case of notes held by a foreign partnership, that (x) the certification described in clause (i)(c)(A) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information including in some circumstances a United States taxpayer identification number. A look-through rule applies in the case of tiered partnerships.

     If a non-United States holder of a note is engaged in a trade or business in the United States, and if interest on the note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the non-United States holder, although it may be exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular United States federal income tax on such effectively connected income, generally in the same manner as if it were a United States holder. In lieu of the certificate described in the clause (i)(c) above, such a non-United States holder will be required to provide to ChevronTexaco Capital or its agent a properly executed Internal Revenue Service Form W-8ECI, or other successor form, to claim an exemption from withholding tax. In addition, if the non-United States holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to its effectively connected income, subject to certain adjustments.

     Under current law, information reporting on Internal Revenue Service Form 1099 and backup withholding will not apply to payments of principal and interest made by ChevronTexaco Capital or a paying agent to a non-United States holder on a note provided the certification described in clause (i)(c) above is received and provided further that the payor does not have actual knowledge that the holder is a United States person. ChevronTexaco Capital or a paying agent, however, may report (on Internal Revenue Service Form 1042S, or other successor form) payments of interest on the notes.

     In general, payment of the proceeds from the sale of notes to or through a United States office of a broker is subject to both United States backup withholding and information reporting unless the holder or beneficial owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Payments of the proceeds from the sale by a non-United States holder of a note made to or through a foreign office of a broker will not be subject to backup withholding. However, United States information reporting requirements (but not backup withholding) will apply to a payment made outside the United States of the proceeds of a sale of a note through an office outside the United States of a broker (i) that is a United States person, (ii) that derives 50% or more of its gross income for a specified three year period from the conduct of a trade or business in the United States, (iii) that is a "controlled foreign corporation" as to the United States or (iv) that is a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons (as defined in United States Treasury Department regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business, unless the broker has documentary evidence in its files that the holder or beneficial owner is a non-United States person or the holder or beneficial owner otherwise establishes an exemption.

CANADIAN TAXATION

     In the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel to ChevronTexaco Capital, the following is a summary of the principal Canadian federal income tax considerations generally applicable to prospective purchasers pursuant to this offering who, at all relevant times, for the purposes of the Income Tax Act (Canada) (the "Canadian Tax Act") and any applicable income tax treaty or convention are not resident in Canada or deemed to be resident in Canada, hold notes as capital property, deal at arm's length with ChevronTexaco Capital, do not use or hold, and are not deemed to use or hold, notes in connection with a trade or business carried on, or deemed to be carried on, in Canada and, in the case of insurers, will not carry on an insurance business in Canada with which such notes are effectively connected or in respect of which the notes would be designated insurance property for the purposes of the Canadian Tax Act (each of which is referred to as a "holder" for the purposes of this discussion).

     This summary is based upon the current provisions of the Canadian Tax Act and Regulations thereunder and on counsel's understanding of the current published administrative and assessing practices and policies of the Canada Customs and Revenue Agency. This summary takes into account specific proposals to amend the Canadian Tax Act and the Regulations thereunder publicly announced by or on behalf of the Minister of Finance prior to the date hereof. This summary is not exhaustive of all Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate possible changes in the law or in administrative or assessing practices and policies whether by legislative, regulatory, administrative or judicial action. This summary does not take into account foreign (i.e., non-Canadian) tax considerations or Canadian provincial or territorial tax considerations which may vary from the Canadian federal income tax considerations described herein.

     This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder and no representation is made with respect to the Canadian tax consequences to any particular holder. Accordingly, prospective purchasers should consult their own tax advisors with respect to the Canadian tax considerations relevant to them, having regard to their particular circumstances.

     Under the Canadian Tax Act, interest, premium or principal payable on the notes to the holders will be exempt from non-resident withholding tax. No other taxes on income (including taxable capital gains) will be payable under the Canadian Tax Act in respect of the acquisition, holding, redemption or disposition of the notes, or the receipt of interest, premium or principal thereon by a holder solely as a consequence of such acquisition, holding, redemption or disposition of the notes.

                            CHEVRONTEXACO CORPORATION

     ChevronTexaco Corporation, a Delaware corporation, manages its investments in subsidiaries and affiliates, and provides administrative, financial and management support to, U.S. and foreign subsidiaries that engage in fully integrated petroleum operations, chemicals operations, coal mining, power and energy services. The company operates in the United States and approximately 180 other countries. Petroleum operations consist of exploring for, developing and producing crude oil and natural gas; refining crude oil into finished petroleum products; marketing crude oil, natural gas and the many products derived from petroleum; and transporting crude oil, natural gas and petroleum products by pipelines, marine vessels, motor equipment and rail car. Chemicals operations include the manufacture and marketing, by an affiliate, of commodity petrochemicals and plastics for industrial uses, and the manufacture and marketing, by a consolidated subsidiary, of fuel and lubricating oil additives.

     ChevronTexaco's executive offices are located at 6001 Bollinger Canyon Road, San Ramon, California 94583 (telephone: (925) 842-1000).

                          CHEVRONTEXACO CAPITAL COMPANY

     ChevronTexaco Capital Company, an unlimited liability company incorporated in May 2002 under the laws of Nova Scotia, Canada, is an indirect wholly owned subsidiary of ChevronTexaco. Its principal executive offices are located at 500 5th Avenue S.W., Calgary, Alberta T2P OL7 (telephone: (403) 234-5000). Its business activities consist primarily of providing funds to non-U.S. affiliates of ChevronTexaco for general corporate purposes.

                      INFORMATION INCORPORATED BY REFERENCE

     The Commission allows ChevronTexaco to "incorporate by reference" into this prospectus the information in documents that ChevronTexaco files with it. This means that ChevronTexaco can disclose important information to you by referring you to other documents which it has filed separately with the Commission. The information incorporated by reference is an important part of this prospectus, and the information that ChevronTexaco files with the Commission after the date hereof will automatically update and may supercede this information. ChevronTexaco incorporates by reference the documents listed below and any future filings which ChevronTexaco makes with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of the offering of securities by this prospectus.

     (a) ChevronTexaco's Annual Report on Form 10-K for the year ended December 31, 2001.

     (b) ChevronTexaco's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

     (c) ChevronTexaco's Current Reports on Form 8-K filed August 7, 2002, September 3, 2002, September 11, 2002, November 20, 2002 and January 31, 2003.

     Upon written or oral request, ChevronTexaco will provide, without charge, to each person to whom a copy of this prospectus has been delivered, a copy of any or all of the documents described above which have been or may be incorporated by reference in this prospectus but not delivered with this prospectus. Requests for copies should be directed to:

                    ChevronTexaco Corporation
                    6001 Bollinger Canyon Rd., Building E
                    San Ramon, California 94583
                    Attention: Corporate Finance
                    Telephone: (925) 842-8049

                       WHERE YOU CAN FIND MORE INFORMATION

     ChevronTexaco files annual, quarterly and special reports, proxy statements and other information with the Commission. ChevronTexaco's filings are also available to the public over the Internet at its web site (www.chevrontexaco.com) or at the Commission's website (www.sec.gov). Copies of all such reports, proxy statements and other documents are also available at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Commission's public reference room by calling the Commission at (800) SEC-0330. ChevronTexaco is not required to, and does not, provide annual reports to holders of its debt securities unless specifically requested to do so.

     ChevronTexaco has filed a registration statement on Form S-3 with the Commission under the Securities Act of 1933, as amended, relating to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the registration statement and the exhibits and schedules filed with it.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the underwriting agreement, ChevronTexaco Capital has agreed to sell to the underwriters named below, for whom Goldman, Sachs & Co., Lehman Brothers Inc. and Salomon Smith Barney Inc. are acting as representatives, and each of them has agreed to purchase the principal amount of the notes set forth opposite its name at a purchase price equal to 99.567% of their principal amount.

                                                                                     Principal
       Underwriters                                                               Amount of Notes
       ------------                                                               ---------------
Goldman, Sachs & Co. ...........................................................   $225,000,000
Lehman Brothers Inc. ...........................................................    225,000,000
Salomon Smith Barney Inc. ......................................................    112,500,000
ABN AMRO Incorporated ..........................................................     15,750,000
Banc of America Securities LLC .................................................     15,750,000
Banc One Capital Markets, Inc. .................................................     15,750,000
Blaylock & Partners, L.P. ......................................................     15,750,000
BNP Paribas Securities Corp. ...................................................     15,750,000
Loop Capital Markets, LLC ......................................................     15,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated .............................     15,750,000
Morgan Stanley & Co. Incorporated ..............................................     15,750,000
Muriel Siebert & Co., Inc. .....................................................     15,750,000
Samuel A. Ramirez & Company, Inc. ..............................................     15,000,000
SG Cowen Securities Corporation ................................................     15,750,000
The Williams Capital Group, L.P. ...............................................     15,750,000
                                                                                 ----------------
    Total ......................................................................   $750,000,000
                                                                                 ================

     The underwriting agreement provides that the underwriters are obligated to purchase and pay for all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering of the notes may be terminated.

     ChevronTexaco Capital has been advised by the underwriters that they propose to offer the notes initially in part directly to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriters may also offer notes to dealers at that price less concessions not in excess of 0.20% of the principal amount of the notes. The underwriters may allow, and these dealers may reallow, a concession to other dealers not in excess of 0.125% of the principal amount of the notes. After the initial public offering of the notes is completed, the public offering prices and these concessions may change.

     The notes are a new issue of securities with no established trading market. ChevronTexaco Capital has been advised by the underwriters that one or more of the underwriters intend to make a secondary market in the notes, however, they are not obligated to do so and may discontinue secondary market making for the notes at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes. ChevronTexaco Capital has no intention to list the notes on any securities exchange.

     ChevronTexaco and ChevronTexaco Capital have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the several underwriters may be required to make in respect of such liabilities.

     Certain of the underwriters have in the past and may in the future provide investment and commercial banking and other related services to ChevronTexaco, ChevronTexaco Capital and its affiliated companies in the ordinary course of business for which such underwriters have received or may receive customary fees and reimbursement of their out-of-pocket expenses.

     ChevronTexaco and ChevronTexaco Capital estimate that their out-of-pocket expenses for this offering, excluding underwriter commissions, will not exceed $165,000.

     In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions.

     . Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position.

     . Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

     . Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The representatives, on behalf of the underwriters, may also impose a penalty bid. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the representative, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

     Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise, and, if commenced, may be discontinued at any time.

     The notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

     Each of the underwriters has agreed that it will not offer, sell or deliver any of the notes in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and resale of the notes in such jurisdiction. Each underwriter understands that no action has been taken to permit a public offering in any jurisdiction outside the United States where action would be required for such purpose. Each underwriter has agreed not to cause any advertisement of the notes to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the notes, except in any such case with the prior written consent of ChevronTexaco Capital and the representatives, and then only at its own risk and expense.

     You may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which you purchase the notes. These taxes and charges are in addition to the public offering price set forth on the cover page of this prospectus supplement.

          Each Underwriter has represented and agreed that:

     . it has not offered or sold and prior to the date six months after the date of issue of the notes, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     . it has complied and will comply with all the applicable provisions of the Financial Services and Markets Act 2000 ("FSMA") with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and

     . it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of notes in circumstances in which section 21(1) of the FSMA does not apply to ChevronTexaco or ChevronTexaco Capital.

     Each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in The Netherlands any notes with a denomination of less than (euro)50,000 (or its foreign currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which includes banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions or exceptions to the prohibition contained in Article 3 of the Dutch Securities Transactions Supervision Act 1995 (Wet toezicht effectenverkeer 1995) is applicable and the conditions attached to such exemption or exception are complied with.

     No offer to sell the notes has been or will be made in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell securities, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and unless permitted to do so under the securities laws of Hong Kong, no person has issued or had in its possession for the purpose of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the notes other than with respect to the notes intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities whether as principal or agent.

     We expect that delivery of the notes will be made against payment for the notes on or about February 12, 2003, which will be the fourth business day following the date of pricing of the notes (such settlement cycle being referred to herein as "T+4"). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle T+4, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisor.

                                 LEGAL OPINIONS

     The validity of the notes will be passed upon for ChevronTexaco Capital by Stewart McKelvey Stirling Scales, as Nova Scotia counsel to ChevronTexaco Capital and by Pillsbury Winthrop LLP, as U.S. counsel to ChevronTexaco Capital. The validity of the Guaranty will be passed upon for ChevronTexaco by Pillsbury Winthrop LLP, as counsel to ChevronTexaco. Certain Canadian tax matters will be passed upon for ChevronTexaco Capital by Osler, Hoskin & Harcourt LLP. Certain legal matters will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton.

                                     EXPERTS

     The consolidated financial statements of ChevronTexaco incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting, except as they relate to Texaco Inc. as of and for the two years in the period ended December 31, 2000, which were audited by Arthur Andersen LLP.

     Arthur Andersen LLP has not consented to the incorporation by reference of their report on the financial statements of Texaco Inc. for the two years in the period ended December 31, 2000 in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

PROSPECTUS

                                $4,000,000,000

                           CHEVRONTEXACO CORPORATION

                               -----------------

                          CHEVRON CAPITAL U.S.A. INC.

                          CHEVRON CAPITAL CORPORATION

                        CHEVRON CANADA CAPITAL COMPANY

                         CHEVRONTEXACO CAPITAL COMPANY

                       CHEVRONTEXACO FUNDING CORPORATION

                         UNCONDITIONALLY GUARANTEED BY

                           CHEVRONTEXACO CORPORATION

                               -----------------

                                DEBT SECURITIES

   Any of ChevronTexaco Corporation, Chevron Capital U.S.A. Inc., Chevron Capital Corporation, Chevron Canada Capital Company, ChevronTexaco Capital Company or ChevronTexaco Funding Corporation may offer from time to time debt securities up to an amount resulting in aggregate proceeds of $4,000,000,000, or an equivalent amount if the securities are denominated in another currency. Market conditions at the time of sale will determine the terms of any securities offered.

   Securities offered by Chevron Capital U.S.A. Inc., Chevron Capital Corporation, Chevron Canada Capital Company, ChevronTexaco Capital Company or ChevronTexaco Funding Corporation, which are referred to collectively in this prospectus as the subsidiary issuers, will be unconditionally guaranteed by ChevronTexaco.

   ChevronTexaco or any subsidiary issuer may issue securities in one or more series with the same or various maturities, at par, at a premium or with an original issue discount. The securities may be offered through underwriters or agents, or directly to investors or dealers. At the issuer's option and as described in the relevant prospectus supplement, the securities may be denominated in U.S. dollars or in any other currency.

   This prospectus describes generally the terms of the securities. A supplement or supplements to this prospectus will describe the specific terms of each issuance of securities. If any offering involves underwriters, dealers or agents, arrangements with them will be described in the prospectus supplement that relates to that offering.

                               -----------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is July 3, 2002.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a "shelf" registration statement that ChevronTexaco and the subsidiary issuers have filed with the United States Securities and Exchange Commission. By using a shelf registration statement, ChevronTexaco or any subsidiary issuer may sell debt securities in one or more offerings up to a total dollar amount of $4,000,000,000. This prospectus only provides a general description of the securities that may be offered. Each time ChevronTexaco or a subsidiary issuer sells securities under the shelf registration, a supplement to this prospectus containing specific information about the terms of the securities will be provided. Any prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should read carefully both this prospectus and any supplement, together with the additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   ChevronTexaco files annual, quarterly and special reports, proxy statements and other information with the Commission. ChevronTexaco's filings are also available to the public over the Internet at its web site (www.chevrontexaco.com) or at the Commission's website (www.sec.gov). Copies of all such reports, proxy statements and other documents are also available at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Commission's public reference room by calling the Commission at (800) SEC-0330. ChevronTexaco is not required to, and does not, provide annual reports to holders of its debt securities unless specifically requested to do so.

   ChevronTexaco has filed a registration statement on Form S-3 with the Commission under the Securities Act of 1933, as amended, relating to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the registration statement and the exhibits and schedules filed with it.

                     INFORMATION INCORPORATED BY REFERENCE

   The Commission allows ChevronTexaco to "incorporate by reference" into this prospectus the information in documents that ChevronTexaco files with it. This means that ChevronTexaco can disclose important information to you by referring you to other documents which it has filed separately with the Commission. The information incorporated by reference is an important part of this prospectus, and the information that ChevronTexaco files with the Commission after the date hereof will automatically update and may supercede this information. ChevronTexaco incorporates by reference the documents listed below and any future filings which ChevronTexaco makes with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of the offering of securities by this prospectus.

   (a) ChevronTexaco's Annual Report on Form 10-K for the year ended December 31, 2001.

   (b) ChevronTexaco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

   Upon written or oral request, ChevronTexaco will provide, without charge, to each person to whom a copy of this prospectus has been delivered, a copy of any or all of the documents described above which have been or may be incorporated by reference in this prospectus but not delivered with this prospectus. Requests for copies should be directed to:

          ChevronTexaco Corporation
          6001 Bollinger Canyon Rd., Building E
          San Ramon, California 94583
          Attention: Corporate Finance
          Telephone: (925) 842-8049

                           CHEVRONTEXACO CORPORATION

   ChevronTexaco Corporation, a Delaware corporation, manages its investments in subsidiaries and affiliates, and provides administrative, financial and management support to, U.S. and foreign subsidiaries that engage in fully integrated petroleum operations, chemicals operations, coal mining, power and energy services. The company operates in the United States and approximately 180 other countries. Petroleum operations consist of exploring for, developing and producing crude oil and natural gas; refining crude oil into finished petroleum products; marketing crude oil, natural gas and the many products derived from petroleum; and transporting crude oil, natural gas and petroleum products by pipelines, marine vessels, motor equipment and rail car. Chemicals operations include the manufacture and marketing, by an affiliate, of commodity petrochemicals and plastics for industrial uses, and the manufacture and marketing, by a consolidated subsidiary, of fuel and lubricating oil additives.

   ChevronTexaco's executive offices are located at 575 Market Street, San Francisco, California 94105 (telephone: (415) 894-7700).

                          CHEVRON CAPITAL U.S.A. INC.

   Chevron Capital U.S.A. Inc. is an indirect wholly owned subsidiary of ChevronTexaco, incorporated on July 16, 1984 and organized under the laws of the state of Delaware. Its principal executive offices are located at 575 Market Street, San Francisco, California 94105 (telephone (415) 894-7700). Its business activities consist primarily of providing funds to ChevronTexaco for general corporate purposes.

                          CHEVRON CAPITAL CORPORATION

   Chevron Capital Corporation is a direct wholly owned subsidiary of ChevronTexaco, incorporated on April 29, 1999 and organized under the laws of the state of Delaware. Its principal executive offices are located at 575 Market Street, San Francisco, California 94105 (telephone (415) 894-7700). Its business activities consist primarily of providing funds to ChevronTexaco for general corporate purposes.

                        CHEVRON CANADA CAPITAL COMPANY

   Chevron Canada Capital Company is an indirect wholly owned subsidiary of ChevronTexaco, incorporated on November 5, 1999 and organized under the laws of Nova Scotia, Canada. Its principal executive offices are located at 500 5th Avenue S.W., Calgary, Alberta T2P OL7 (telephone (403) 234-5000). Its business activities consist primarily of providing funds to non-U.S. affiliates of ChevronTexaco for general corporate purposes.

                         CHEVRONTEXACO CAPITAL COMPANY

   ChevronTexaco Capital Company is an indirect wholly owned subsidiary of ChevronTexaco, incorporated on May 7, 2002 and organized under the laws of Nova Scotia, Canada. Its principal executive offices are located at 500 5th Avenue S.W., Calgary, Alberta T2P OL7 (telephone (403) 234-5000). Its business activities consist primarily of providing funds to non-U.S. affiliates of ChevronTexaco for general corporate purposes.

                       CHEVRONTEXACO FUNDING CORPORATION

   ChevronTexaco Funding Corporation is an indirect wholly owned subsidiary of ChevronTexaco, incorporated on June 11, 2002 and organized under the laws of the state of Delaware. Its principal executive offices are located at 575 Market Street, San Francisco, California 94105 (telephone (415) 894-7700). Its business activities consist primarily of providing funds to non-U.S. affiliates of ChevronTexaco for general corporate purposes.

                                USE OF PROCEEDS

   Except as any accompanying prospectus supplement may state, the net proceeds from the sale of securities will be used for general corporate purposes, including refinancing a portion of the existing commercial paper borrowings or long-term or short-term debt of ChevronTexaco or its subsidiaries, or financing capital programs.

                          FORWARD-LOOKING STATEMENTS

   This prospectus and any accompanying prospectus supplement contains or incorporates by reference forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the control of ChevronTexaco and the subsidiary issuers are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the prospectus supplement containing the forward-looking statements. Neither ChevronTexaco nor any subsidiary issuer is obligated to update these statements or publicly release the result of any revision to them to reflect events or circumstances after the date of this prospectus or the applicable prospectus supplement, or to reflect the occurrence of unanticipated events.

                         DESCRIPTION OF THE SECURITIES

   THE FOLLOWING IS A GENERAL DESCRIPTION OF THE SECURITIES THAT MAY BE OFFERED BY THIS PROSPECTUS. THIS SUMMARY IS NOT MEANT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES. THE ACCOMPANYING PROSPECTUS SUPPLEMENT WILL CONTAIN THE MATERIAL TERMS AND CONDITIONS OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS.

   Each series of securities will be issued under one of the following indentures:

  . Indenture, dated as of June 15, 1995, as supplemented by the First Supplemental Indenture dated October 13, 1999, each being between ChevronTexaco and JPMorgan Chase Bank, as trustee.

  . Indenture, dated as of May 15, 1987, as supplemented by the First Supplemental Indenture dated as of August 1, 1994, each being among ChevronTexaco, as guarantor, Chevron Capital U.S.A. Inc. and JPMorgan Chase Bank, as trustee.

  . Indenture to be entered into among ChevronTexaco, as guarantor, Chevron Capital Corporation and JPMorgan Chase Bank, as trustee.

  . Indenture to be entered into among ChevronTexaco, as guarantor, Chevron Canada Capital Company and a trustee to be named.

  . Indenture to be entered into among ChevronTexaco, as guarantor, ChevronTexaco Capital Company and JPMorgan Chase Bank, as trustee.

  . Indenture to be entered into among ChevronTexaco, as guarantor, ChevronTexaco Funding Corporation and a trustee to be named.

Each indenture provides for the issuance of securities without limitation as to aggregate principal amount. See "Description of the Indentures," below.

   For each series of securities, the following terms will be described in the prospectus supplement applicable to that series:

  .   the identity of the issuer and the applicable indenture;

  .   the designation of the series of securities;

  .   the aggregate principal amount of the series of securities;

  . the stated maturity or maturities for payment of principal of the series of securities;

  .   any sinking fund or analogous provisions;

  . the rate or rates at which the series of securities bears interest, the method of calculating the interest rate or rates and the interest payment dates for the series;

  . the currencies in which principal of and interest and any premium on the series of securities will be payable, if other than U.S. dollars;

  . the redemption date or dates, if any, and the redemption price or prices and other applicable redemption provisions for the series of securities;

  . whether the series will be issued as one or more global securities, and if so, the depository for the securities;

  . if not issued as global securities, the denominations in which the securities of the series will be issuable, if other than denominations of $1,000 and integral multiples of $1,000;

  .   the date from which interest on the series of securities will accrue;

  . the basis upon which interest on the series of securities will be computed, if other than a 360-day year of twelve 30-day months;

  . if other than the principal amount of the series of securities, the portion of the principal amount of the series of securities that will be payable upon any declaration of acceleration of the maturity of the series of securities pursuant to the applicable indenture;

  . if other than the trustee under the applicable indenture, the person or persons who shall be registrar for the series of securities;

  .   the record date; and

  . any other term or provision relating to the series of securities which is not inconsistent with the provisions of the applicable indenture.

                         DESCRIPTION OF THE INDENTURES

   THE FOLLOWING DESCRIPTION OF THE INDENTURES IS ONLY A SUMMARY. A COPY OF
EACH INDENTURE IS FILED AS AN EXHIBIT TO, OR INCORPORATED BY REFERENCE IN, THIS REGISTRATION STATEMENT. WE ENCOURAGE YOU TO READ EACH INDENTURE IN ITS ENTIRETY.

GENERAL

   ChevronTexaco may issue securities from time to time under an Indenture dated as of June 15, 1995, as supplemented by the First Supplemental Indenture, dated as of October 13, 1999, each being between ChevronTexaco and JPMorgan Chase Bank, as trustee, and which are collectively referred to in this prospectus as the ChevronTexaco indenture. Chevron Capital U.S.A. Inc. may issue securities from time to time under an Indenture, dated as of May 15, 1987, as supplemented by the First Supplemental Indenture dated as of August 1, 1994, each being among ChevronTexaco, as guarantor, Chevron Capital U.S.A. Inc. and JPMorgan Chase Bank, as trustee. Chevron Capital Corporation may issue securities from time to time under an Indenture to be entered into among ChevronTexaco, as guarantor, Chevron Capital Corporation and JPMorgan Chase Bank, as trustee. Chevron Canada Capital Company may issue securities from time to time under an Indenture to be entered into among ChevronTexaco, as guarantor, Chevron Canada Capital Company and a trustee to be named. ChevronTexaco Capital Company may issue securities from time to time under an Indenture to be entered into among ChevronTexaco, as guarantor, ChevronTexaco Capital Company and JPMorgan Chase Bank, as trustee. ChevronTexaco Funding Corporation may issue securities from time to time under an Indenture to be entered into among ChevronTexaco, as guarantor, ChevronTexaco Funding Corporation and a trustee to be named. The subsidiary issuers' indentures are referred to collectively in this prospectus as the subsidiary indentures. The subsidiary indentures, together with the ChevronTexaco indenture, are referred to collectively in this prospectus as the indentures.

   The following terms apply to securities issued under any of the indentures. Terms of the indentures which apply only to securities issued by the subsidiary issuers appear below, under "The Subsidiary Indentures."

COVENANTS OF CHEVRONTEXACO

   Capitalized terms used in the following description are defined terms. The definitions of these terms are located under "--Definitions applicable to covenants."

  Corporate existence

   In each indenture, ChevronTexaco agrees that, so long as securities are outstanding under the indenture, ChevronTexaco will not sell substantially all of its assets, dissolve, or consolidate or merge with any corporation unless the purchaser of the assets or the surviving company in any merger or consolidation:

  . is incorporated and existing under the laws of one of the states of the United States of America;

  . assumes ChevronTexaco's obligations under the indenture and the securities issued under the indenture; and

  . is not, after the sale, merger or consolidation, in default under any provision of the indenture.

  Securities to be secured in certain events

   In each indenture, ChevronTexaco agrees that prior to consummating any consolidation or merger that would subject any Principal Property to any mortgage, security interest, pledge, lien or other encumbrance, it will secure all securities outstanding under the indenture equally and ratably with the debt or other obligation secured by the encumbrance resulting from the consolidation or merger. ChevronTexaco may also secure, together with the securities issued under the indenture, any of its other indebtedness or any indebtedness it guarantees that ranks equally with securities issued under the indenture. This covenant does not apply to debts or obligations that ChevronTexaco or any Restricted Subsidiary could have incurred without securing securities issued under the indenture pursuant to the covenant "Limitation on liens," described in this prospectus.

  Limitations on liens

   In each indenture, ChevronTexaco agrees that it will not, and it will not permit any Restricted Subsidiary to, issue, assume or guarantee any debt secured by a mortgage, pledge or lien on any Property, without effectively providing that the securities outstanding under that indenture shall be equally and ratably secured. ChevronTexaco may also secure, together with the securities issued under that indenture, any of its other indebtedness or any indebtedness it guarantees that ranks equally with securities issued under that indenture. This covenant does not apply to debt secured by:

  . liens on Property of any corporation existing at the time the corporation becomes a Restricted Subsidiary;

  . liens on Property existing at the time ChevronTexaco acquired the Property;

  . liens on Property that secure debt incurred for the payment of all or any part of the purchase price of the Property;

  . liens on Property that secure a debt incurred prior to, at the time of or within two years after the acquisition of the Property for the purpose of financing all or any part of the purchase price of the Property;

  . liens on Property to secure a debt incurred to fund all or any part of the cost of exploration, drilling or development of the Property or the cost of improvements to the Property;

  . liens that secure debt owing by a Restricted Subsidiary to ChevronTexaco or any subsidiary of ChevronTexaco;

  . liens on personal property, other than shares of stock or indebtedness of any Restricted Subsidiary, to secure loans maturing in less than one year;

  . liens on Property to secure debt incurred in connection with any financing done in accordance with the provisions of section 103 of the Internal Revenue Code of 1986, as amended; or

  . any extension, renewal or replacement, in whole or in part, of any lien referred to in the above list or any debt secured by a lien referred to in the above list.

   For purposes of this covenant, the following types of transactions are deemed not to create debt secured by a lien:

  . the sale or other transfer of oil, gas or other minerals in place for a period of time until, or in an amount such that, the purchaser will realize from the sale or transfer a specified amount of money, however determined, or a specified amount of the minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as a "production payment"; and

  . the mortgage or pledge of any property of ChevronTexaco or any Subsidiary in favor of the United States, or any state, or any department, agency or instrumentality of either, to secure partial, progress, advance or other payments to ChevronTexaco or any Subsidiary pursuant to the provisions of any contract or statute.

   Notwithstanding the restrictions contained in this covenant, ChevronTexaco may, and may permit any Restricted Subsidiary to, issue, assume or guarantee debt without equally and ratably securing the securities issued under the indenture, provided that the aggregate amount of that debt and Attributable Debt with respect to sale and leaseback arrangements does not exceed ten percent of ChevronTexaco's Consolidated Adjusted Tangible Assets.

  Limitation on sale and leaseback

   In each indenture, ChevronTexaco agrees that it will not, and it will not permit any Restricted Subsidiary to, enter into any sale and leaseback arrangement unless either:

  . ChevronTexaco or any Restricted Subsidiary could create debt secured by a mortgage pursuant to the covenant "Limitation on liens" on the property to be leased without equally and ratably securing the securities issued under that indenture; or

  . within one year before or after the sale or transfer, ChevronTexaco has applied or applies an amount equal to the greater of (a) the net proceeds of the sale of the leased property or (b) the fair value of the leased property at the time of the sale and leaseback transaction to:

      . the voluntary retirement of debt of ChevronTexaco or a Restricted Subsidiary or debt of a Subsidiary that matures more than one year after being incurred; or

      .   the acquisition, development or improvement of a Principal Property.

   This covenant does not apply to temporary leases for a term of not more that three years or sale or transfer and leaseback transactions involving the acquisition or improvement of Principal Properties, provided within one year before or after the sale or transfer, ChevronTexaco has applied or applies an amount equal to the greater of (a) the net proceeds of the sale of the leased property or (b) the fair value of the leased property at the time of the transaction to:

  . the voluntary retirement of debt of ChevronTexaco or a Restricted Subsidiary or debt of a Subsidiary that matures more than one year after being incurred; or

  .   the acquisition, development or improvement of a Principal Property.

  Definitions applicable to covenants

   Terms used in this description of ChevronTexaco's covenants under the indentures have the following meanings:

   "Attributable Debt" for a sale-leaseback transaction means the lesser of

  . the fair value of the property subject to the transaction (as determined by ChevronTexaco's Board of Directors); or

  .   the present value of rent for the remaining term of the lease.

   "Consolidated Adjusted Tangible Assets" means the consolidated total assets of ChevronTexaco and its subsidiaries as reflected in ChevronTexaco's most recent consolidated balance sheet prepared in accordance with ChevronTexaco's accounting policies and generally accepted accounting principles, less

  . goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other deferred charges;

  . total current liabilities except for (a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under capital leases; and

  . deferred credits and other noncurrent obligations, including minority interests in consolidated subsidiaries and reserves--employee annuity plans and other reserves which may hereafter be defined in ChevronTexaco's accounting policies.

   "Principal Property" means any oil or gas producing property located in the United States of America, onshore or offshore, or any refinery or manufacturing plant located in the United States of America, in each case now owned or hereafter acquired by ChevronTexaco or a Restricted Subsidiary, except any oil or gas producing property, refinery or plant that in the opinion of the Board of Directors of ChevronTexaco is not of material importance to the total business conducted by ChevronTexaco and its consolidated Subsidiaries.

   "Property" means Principal Properties or any shares of stock of or indebtedness of any Restricted Subsidiary.

   "Restricted Subsidiary" means any Subsidiary of ChevronTexaco that has substantially all of its assets located in the United States of America and owns a Principal Property, and in which ChevronTexaco's direct or indirect capital investment, together with the outstanding balance of

  . any loans or advances made to such Subsidiary by ChevronTexaco or any other Subsidiary and

  . any debt of such Subsidiary guaranteed by ChevronTexaco or any other Subsidiary, exceeds $100 million.

   "Subsidiary" of ChevronTexaco means any corporation at least a majority of the outstanding securities of which having ordinary voting power (other than securities having such power only by reason of the happening of a contingency) is owned by ChevronTexaco or by one or more Subsidiaries or by ChevronTexaco and one or more Subsidiaries.

  Any additional covenants

   Any additional covenants with respect to any particular series of securities issued under an indenture will be described in the relevant prospectus supplement. The indentures do not contain any covenants specifically designed to protect securityholders against a reduction in the creditworthiness of ChevronTexaco in the event of a highly leveraged transaction. The indentures do not limit the amount of additional indebtedness that ChevronTexaco, or any of its subsidiaries, may incur.

EVENTS OF DEFAULT

   The indentures define an event of default with respect to any particular series of securities as any one of the following events:

  . default for 30 days in any payment of interest on any security issued under the indenture;

  . default in the payment of the principal of or any premium on any security issued under the indenture;

  . default in the satisfaction of any sinking fund payment obligation relating to any series of securities issued under the indenture;

  . failure to perform any agreement or covenant in the securities of any series, in the indenture or any supplemental indenture, for 90 days after receiving notice of the failure;

  . particular events of bankruptcy, insolvency or similar reorganization of ChevronTexaco.

   An event of default with respect to one series of securities will not necessarily constitute an event of default with respect to any other series of securities. If an event of default with respect to the securities of any one or more series occurs and is continuing, the trustee or the holders of not less than 25 percent in principal amount of the securities of each such series may declare the principal amount of all of the securities of that series, together with any accrued interest, to be immediately due and payable. In the case of any original issue discount securities, the terms of those securities will specify what portion of the principal amount the holders may declare due and payable upon a continuing event of default. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding securities of that series may, under some circumstances, rescind and annul the acceleration.

   If an event of default occurs and is continuing, the trustee under the applicable indenture may pursue any available remedy by proceeding at law or in equity to collect the payment of principal or any premium or interest on the securities of the series to which the default relates or to enforce the performance of any provision of that series of securities or the indenture under which the securities were issued.

   The holders of a majority in principal amount of the outstanding securities of any series may waive any past event of default with respect to that series and its consequences, except a continuing default:

  . in the payment of the principal of or any redemption premium or interest on such securities;

  . in the satisfaction of any sinking fund obligation relating to such series of securities; or

  . in respect of a covenant or provision of the indenture under which the series of securities was issued which cannot be modified or amended without the consent of the holder of each security affected by the default.

MODIFICATIONS OF THE INDENTURE

   Without the consent of any holder of securities, ChevronTexaco and the trustee, in the case of the ChevronTexaco indenture, or ChevronTexaco, the subsidiary issuer and the trustee, in the case of a subsidiary indenture, may enter into a supplemental indenture to amend the indenture or the securities issued under that indenture for any of the following purposes:

  .   to cure any ambiguity, defect or inconsistency;

  . to permit a successor to assume ChevronTexaco's obligations or the obligations of any subsidiary issuer under the indenture as permitted by the indenture;

  . to eliminate or change any provision of the indenture, provided the change does not adversely affect the rights of any holder of outstanding securities;

  . to provide for the issuance and establish the terms and conditions of securities of any series;

  . to add to ChevronTexaco's covenants or the covenants of any subsidiary issuer further covenants, restrictions or conditions for the protection of the holders of all or any particular series of securities; or

  . to appoint, at the request of the trustee, a successor trustee for a particular series of securities.

   ChevronTexaco and the trustee and, if applicable, a subsidiary issuer, may modify or amend an indenture and the rights and obligations of ChevronTexaco and, if applicable, the subsidiary issuer, or the rights and obligation of the holders of the securities at any time with the consent of the holders of not less than a majority in aggregate principal amount of all series of securities then outstanding and affected by the proposed modification or amendment, voting as one class. However, without the consent of the holder of each affected outstanding security, no amendment or modification may, among other things:

  .   change the fixed maturity or redemption date of any outstanding security;

  .   reduce the rate of interest on any outstanding security;

  . alter the method of determining the rate of interest on any outstanding security;

  .   extend the time of payment of interest;

  .   reduce the principal amount of any outstanding security;

  . reduce any premium payable upon the redemption of any outstanding security;

  . change the coin or currency in which any outstanding securities or the interest thereon are payable;

  . impair the securityholders' right to institute suit for the enforcement of payment;

  . reduce the percentage of the holders of outstanding securities whose consent is required for any modification or amendment;

  . change the time of payment or reduce the amount of any minimum sinking account or fund payment; or

  . modify any provisions of the indenture relating to the amendment of the indenture or the creation of a supplemental indenture, unless the change increases the rights of the securityholders.

DEFEASANCE AND DISCHARGE

   Each indenture provides that ChevronTexaco and, if applicable, the subsidiary issuer, may terminate and be fully discharged from their obligations with respect to any series of securities issued under that indenture if ChevronTexaco or the subsidiary issuer deposits in trust with the applicable trustee money, direct obligations of the United States of America or obligations guaranteed by the United States of America sufficient to pay principal, premium and interest, if any, on that series of securities to the date of its redemption or maturity. In the case of securities issued in a currency other than U.S. currency, ChevronTexaco or the subsidiary issuer may instead deposit direct obligations of or obligations guaranteed by the government that issued that currency. In order to terminate their obligations in this manner, ChevronTexaco or the subsidiary issuer must deliver to the trustee an opinion of counsel to the effect that the holders of that series of securities will not recognize income, gain or loss for federal income tax purposes as a result.

   ChevronTexaco may also terminate its obligations to comply with covenants applicable to any outstanding securities, including the covenants described in "--Covenants of ChevronTexaco," if it or any subsidiary issuer deposits in trust with the trustee money, direct obligations of the United States of America or obligations guaranteed by the United States of America sufficient to pay principal, premium and interest, if any, on that series of securities to the date of its redemption or maturity.

GOVERNING LAW

   The indentures and each security issued under the indentures are to be deemed to be contracts made under, and are to be construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEES

   JPMorgan Chase Bank (successor to The Chase Manhattan Bank) is the trustee of the ChevronTexaco and Chevron Capital U.S.A. Inc. indentures and will be the trustee of the Chevron Capital Corporation and ChevronTexaco Capital Company indentures. The trustee of the Chevron Canada Capital Company and ChevronTexaco Funding Corporation indentures will be named. In certain instances, ChevronTexaco or the holders of a majority of the then-outstanding principal amount of the securities may remove a trustee and appoint a successor trustee. A trustee may become the owner or pledgee of any of the securities issued under an indenture with the same rights it would have if it were not the trustee. Each trustee and any successor trustee must be a corporation:

  . organized and doing business as a commercial bank under the laws of the United States or of any state within the United States or of the District of Columbia;

  .   authorized under applicable laws to exercise corporate trust powers;

  .   having a combined capital and surplus of at least $100 million; and

  . subject to examination by federal or state or District of Columbia authority.

From time to time, a trustee may also serve as trustee under other indentures relating to securities issued by ChevronTexaco or affiliated companies and may engage in commercial transactions with ChevronTexaco and affiliated companies.

THE SUBSIDIARY INDENTURES

   In addition to the general terms above, each subsidiary indenture includes the following terms.

GUARANTEE

   Under the terms of each subsidiary indenture, ChevronTexaco fully and unconditionally guarantees to the holders of the securities the full and prompt payment of the interest, principal and any redemption premium on the securities. ChevronTexaco's guarantee will remain in effect until the entire principal amount, all interest and any premium on the securities has been paid in full or otherwise discharged in accordance with the terms of the applicable subsidiary indenture. ChevronTexaco's obligations under its guarantee contained in each subsidiary indenture are unconditional, irrespective of any invalidity, illegality, irregularity or unenforceability of any security or that subsidiary indenture. The trustee has the right to proceed first and directly against ChevronTexaco, without first proceeding against any subsidiary issuer or exhausting any other remedies it may have, in the event of a default in:

  .   the payment of interest on any security;

  .   the payment of principal of a security;

  .   the payment of any premium on any security; or

  .   any sinking fund payment.

SUCCESSORS TO SUBSIDIARY ISSUERS

   All of the rights and obligations of a subsidiary issuer under any subsidiary indenture and the securities outstanding under a subsidiary indenture may be assigned and transferred to:

  . another person with which the subsidiary is consolidated or merged or which acquires by conveyance or transfer any of the properties or assets of the subsidiary;

  .   ChevronTexaco; or

  . a corporation, all of the outstanding shares of which, other than directors' qualifying shares, are owned directly or indirectly by ChevronTexaco.

Provided that the requirements of this covenant have been met, upon the assignment or transfer, all of the obligations of the subsidiary issuer under the applicable indenture and the securities issued under that indenture shall cease and the subsidiary shall be released from its liability as obligor and from all other obligations under the applicable indenture. In connection with any assignment other than to ChevronTexaco, either

  .   ChevronTexaco's guarantee will remain in full force and effect or

  . ChevronTexaco will execute a new guarantee agreement containing substantially the same terms as those set forth in the applicable indenture.

Any successor to any subsidiary under an indenture must be organized and existing under the laws of the United States of America or one of the states of the United States of America. In the event a subsidiary issuer assigns all of its rights and obligations in respect of an indenture and any outstanding securities to ChevronTexaco, the covenants of ChevronTexaco described above under "--Covenants of ChevronTexaco" and any other covenants for the benefit of any series of securities issued under that indenture will remain in effect.

                             PLAN OF DISTRIBUTION

   Securities may be sold in any one or more of the following ways:

  .   directly to purchasers or a single purchaser;

  .   through agents;

  .   through dealers;

  . through one or more underwriters acting alone or through underwriting syndicates led by one or more managing underwriters;

each as may be identified in a prospectus supplement relating to an issuance of securities.

   If securities described in a prospectus supplement are underwritten, the prospectus supplement will name each underwriter of the securities. Only underwriters named in a prospectus supplement will be deemed to be underwriters of the securities offered by that prospectus supplement. Prospectus supplements relating to underwritten offerings of securities will also describe:

  .   the discounts and commissions to be allowed or paid to the underwriters;

  .   all other items constituting underwriting compensation;

  .   the discounts and commissions to be allowed or paid to dealers, if any;
      and

  .   the exchanges, if any, on which the securities will be listed.

   Securities may be sold directly by ChevronTexaco or any of the subsidiary issuers through agents designated by ChevronTexaco or a subsidiary issuer from time to time. Any agent involved in the offer or sale of securities, and any commission payable by ChevronTexaco or a subsidiary issuer to such agent, will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent involved in the offer or sale of securities will be acting on a best efforts basis for the period of its appointment.

   If indicated in a prospectus supplement, the obligations of the underwriters will be subject to conditions precedent. With respect to a sale of securities, the underwriters will be obligated to purchase all securities offered if any are purchased.

   ChevronTexaco will indemnify any underwriters and agents against various civil liabilities, including liabilities under the Securities Act. Underwriters and agents may engage in transactions with or perform services for ChevronTexaco, the subsidiary issuers and affiliated companies in the ordinary course of business.

                                LEGAL OPINIONS

   Pillsbury Winthrop LLP will pass on the legality of the securities offered by this prospectus and any guarantees by ChevronTexaco of securities offered by this prospectus.

                                    EXPERTS

   The consolidated financial statements of ChevronTexaco incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, except as they relate to Texaco Inc. as of and for the two years in the period ended December 31, 2000, which were audited by Arthur Andersen LLP.

   Arthur Andersen LLP has not consented to the incorporation by reference of their report on the financial statements of Texaco Inc. for the two years in the period ended December 31, 2000 in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

                                  $750,000,000

                          CHEVRONTEXACO CAPITAL COMPANY

                        3.375% GUARANTEED NOTES DUE 2008


                          UNCONDITIONALLY GUARANTEED BY

                            CHEVRONTEXACO CORPORATION


                              [CHEVRONTEXACO LOGO]


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